Exhibit 99.3

Press Release

CONTACT:

Kimball Chapman

Investor Relations

Tel: (813) 313-1840

investorrelations@cott.com

COTT ANNOUNCES INTENTION TO OFFER $200.0 MILLION OF SENIOR NOTES

TORONTO, ON and TAMPA, FL – October 29, 2009 — Cott Corporation (NYSE:COT; TSX:BCB) announced today that its wholly owned subsidiary, Cott Beverages Inc. (“Cott Beverages”), intends to offer $200.0 million of senior notes due 2017 (the “New Notes”). The New Notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act. The New Notes will be fully and unconditionally guaranteed by Cott and certain of its subsidiaries.

Cott Beverages expects to use the net proceeds from the offering to fund the previously announced tender offer for, or redeem, its 8.0% Senior Subordinated Notes due 2011 (the “2011 Notes”).

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities.

The New Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Safe Harbor Statements

This news release contains forward-looking statements, including statements regarding our intention to offer notes, the principal amount and maturity date of such notes and our use of the net proceeds from the offering of such notes. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to market conditions or other reasons including other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended December 27, 2008, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Cott disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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